EXHIBIT 15

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Frisch’s Restaurants, Inc.

We have reviewed the accompanying interim consolidated balance sheet of Frisch’s Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of December 14, 2010, and the related consolidated statement of earnings for each of the twenty-eight week and twelve week periods ended December 14, 2010 and December 15, 2009 and the related consolidated statements of shareholders’ equity and cash flows for the twenty-eight week periods ended December 14, 2010 and December 15, 2009. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of June 1, 2010, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 30, 2010, we expressed an unqualified opinion on those consolidated financial statements.

/s/ Grant Thornton LLP
Cincinnati, Ohio
January 12, 2011